Exhibit 99.1

Enova Announces New Board Member Linda Johnson Rice

CHICAGO (September 10, 2020) – Enova International (NYSE: ENVA), a leading financial technology and analytics company offering consumer and small business loans and financing, announced today that Linda Johnson Rice is joining Enova’s Board of Directors, effective immediately.

“Linda is a highly accomplished executive, and we are thrilled to welcome her to Enova’s Board,” said David Fisher, Enova’s CEO. “Linda’s extensive board experience across a variety of industries, including financial services and technology, will be invaluable to Enova as we work to deliver value for our shareholders, customers, employees and communities.”

Ms. Rice is the CEO of Johnson Publishing Company, LLC, formerly the parent company for Ebony and Jet magazines and Fashion Fair Cosmetics. She is a member of the board of directors for Grubhub and Omnicom Group Inc. Ms. Rice is a Trustee at the Art Institute of Chicago, a member of the board of directors of Northwestern Memorial Corporation, President of the Chicago Public Library board of directors, a founding member of the Council of the National Museum of African American History and Culture and a founding member of the Adweek Diversity & Inclusion Council. She previously served on the board of directors of Tesla, Inc., Kimberly-Clark Corporation, Bausch & Lomb, Continental Bank, Dial Corporation, MoneyGram and Viad Corp.

About Enova

Enova (NYSE: ENVA) is a leading provider of online financial services to non-prime consumers and small businesses, providing access to credit powered by its advanced analytics, innovative technology, and world-class online platform and services. Enova has provided nearly 7 million customers around the globe with access to more than $20 billion in loans and financing. The financial technology company has a portfolio of trusted brands serving consumers, including CashNetUSA®, NetCredit® and Simplic®; two brands serving small businesses, Headway Capital® and The Business Backer®; and offers online lending platform services to lenders. Through its Enova Decisions™ brand, it also delivers on-demand decision-making technology and real-timwe predictive analytics services to clients. You can learn more about the company and its brands at www.enova.com.

For more information, please contact:

Enova:

MEDIA: Kaitlin Lowey

media@enova.com

INVESTORS: Monica Gould

IR@enova.com